Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AMC Entertainment Holdings, Inc.:

We consent to the incorporation by reference in this Registration Statements (No. 333-2228823 and No. 333- 215233) on Form S-3 and (No. 333-192912) on Form S-8 of AMC Entertainment Holdings, Inc. of our reports dated February 28, 2019 with respect to the consolidated balance sheets of AMC Entertainment Holdings, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity (deficit) for each of the years in the three- year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of AMC Entertainment Holdings, Inc.

Our report dated February 28, 2019, on the consolidated financial statements, contains an explanatory paragraph that states as discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for the recognition of revenue and certain costs in the 2018 consolidated financial statements due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Kansas City, Missouri

February 28, 2019